EXHIBIT 10.1


                                 August 10, 2005

Mr. Michael Wilhelm
11007 North Ridgeview Court
Fountain Hills, AZ  85268

Dear Michael:

         IR BioSciences Holdings, Inc. (the "Company") is pleased to confirm your continued employment on the following terms:

         1. Position. You will continue to serve in the full time position of Chief Executive Officer reporting to the Company's Board of Directors (the "Board").

         2. Cash Compensation. The Company will pay to you a salary at the rate of $275,000 per year, payable in accordance with the Company's standard payroll schedule. The Company shall review your annual base salary for any possible increase at the end of the first year from the date hereof and quarterly thereafter. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time but in any event your annual salary shall be increased at least 10% per year at the end of each year from the date hereof. In addition, you will be eligible for target incentive bonuses as set forth below. The determinations of the Board with respect to your bonus will be final and binding. If the Company consummates a Transaction (Cash Transaction or Non-Cash Transaction as those terms are defined below) with any unaffiliated third party, you shall be paid the following fees and issued unregistered shares of the Company's common stock, the number of shares to be issued to be the product of the percentage of Transaction Value referenced below divided by the closing bid price of the Company's common stock on the trading date immediately preceding the closing of the Transaction. The Cash Fee component of the award will be capped at a maximum amount equal to one times the annual salary (1 X annual salary) of the Executive:



Cash Transaction:(Transaction Includes at least $1 Million in Cash or Cash Equivalents)
---------------------------------------------------------------------------------------


Transaction Value                        Cash Fee                               Stock Issuance
-----------------                        --------                               --------------
$1 to $2,500,000                         5.00% of Transaction Value             5.00% of Transaction Value
$2,500,001 to $5,000,000                 4.00% of Transaction Value             4.00% of Transaction Value
$5,000,001 to $7,500,000                 3.00% of Transaction Value             3.00% of Transaction Value
$7,500,001 or Above                      2.50% of Transaction Value             2.50% of Transaction Value


Non-Cash Transaction:(Transaction Includes Less Than $1 Million in Cash or Cash Equivalents)
--------------------------------------------------------------------------------------------

Transaction Value                        Cash Fee                               Stock Issuance
-----------------                        --------                               --------------
$1 to $2,500,000                         0% of Transaction Value                10.00% of Transaction Value
$2,500,001 to $5,000,000                 0% of Transaction Value                8.00% of Transaction Value
$5,000,001 to $7,500,000                 0% of Transaction Value                6.00% of Transaction Value
$7,500,001 or Above                      0% of Transaction Value                5.00% of Transaction Value


For purposes of this Section 2, the following definitions shall apply:

"Transaction" shall mean (i) an equity or debt financing involving the Company or any subsidiary thereof, (ii) a direct or indirect acquisition, merger, consolidation, restructuring or any similar related transaction of all or substantially all of the assets or stock of the Company or (iii) a research collaboration, strategic partnership, research grant, license agreement, funded research study or other similar transaction.

"Transaction Value" shall mean the total proceeds and other consideration paid or to be paid by the Company and/or its shareholders in connection with a Transaction (which consideration shall be deemed to include amounts in escrow), including, without limitation: (i) cash, (ii) notes, securities and other property; (iii) liabilities, including all debt, pension liabilities and guarantees, assumed refinanced or extinguished; (iv) payments made in installments; and (v) contingent payments (whether or not related to future earnings or operations). For purposes of computing any fees payable hereunder, non-cash consideration shall be valued as follows: (x) publicly traded securities shall be valued at the average of their closing prices (as reported in The Wall Street Journal) for the five trading days prior to the closing of a Transaction and (y) any other non-cash consideration shall be valued at the fair market value thereof on the day prior to closing as determined in good faith by the Company.

         3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, all in accordance with the Company's policies as in effect from time to time. In accordance with the Company's generally applicable policies, you will be reimbursed for all reasonable travel and business expenses incurred by you in connection with your employment duties.

         4. Stock Options. You have previously been granted options covering an aggregate of 150,000 shares of the Company's Common Stock (the "Previous
Grants"). Subject to the approval of the Board, you will be granted an additional option to purchase 2,000,000 (two million) shares of the Company's Common Stock (the "Option"). The exercise price per share will be equal to the fair market value per share on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company's 2003 Stock Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

         5. Indemnification. To the fullest extent permitted by the Company's articles of incorporation and bylaws and the Delaware Corporation Law, the Company agrees to defend and indemnify you and hold you harmless against any liability that you incur within the scope of your employment with the Company under this letter agreement.

         6. Employment Relationship. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a member of the Board (other than you).

         7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity, other than those further to your involvement with Foresight Capital Corporation, without the prior written consent of the Company, which consent shall not be unreasonably withheld. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

         8. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

         9. Entire Agreement. Except as set forth herein, this letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company including the Employment Agreement dated December 16, 2002.


We hope that you will find the above terms acceptable. You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. By signing this letter agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

                                              Very truly yours,

                                              IR BIOSCIENCES HOLDINGS, INC.

                                              ----------------------------
                                              John Fermanis
                                              Chief Financial Officer



I have read and accept the above terms of employment:



Signature of Michael Wilhem



Dated:  _________________, 2005

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